Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) dated as of March 5, 2014 (the “Closing Date”) among OXFORD FINANCE LLC, a Delaware limited liability company (“Oxford”), as collateral agent (in such capacity, “Collateral Agent”), the Lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Oxford in its capacity as a Lender and MIDCAP FINANCIAL SBIC, LP, a Delaware limited partnership (“MidCap”) (each a “Lender” and collectively, the “Lenders”), and OMEROS CORPORATION, a Washington corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay the Lenders. The parties agree as follows:

1 ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or other requirement set forth in this Agreement, and either Borrower, Collateral Agent or Lenders shall so request, Collateral Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2 LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay each Lender the outstanding principal amount of all Credit Extensions advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.

2.1.1 Term Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly to make term loans to Borrower on the Closing Date in an aggregate amount of Thirty Two Million Dollars ($32,000,000.00) according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereafter referred to singly as a “Term Loan”, and collectively, as the “Term Loans”. After repayment, no Term Loan may be re-borrowed.

(b) Repayment. Borrower shall make monthly payments of interest only on account of the Term Loans commencing on the first (1st) Payment Date following the Funding Date of the Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date. Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.2(a), and (3) a repayment schedule equal to thirty six (36) months. All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date. Each Term Loan may only be prepaid in accordance with Sections 2.1.1(d) and/or 2.1.1(e).

(c) Final Payment. On the Maturity Date or such earlier date in accordance with Sections 2.1.1(d) and/or 2.1.1(e) hereof, Borrower shall pay, in addition to the unpaid principal and accrued interest and all other amounts due on such date with respect to the Term Loans (or, in the case of partial prepayments, the Term Loan being prepaid), an amount equal to the Final Payment with respect to the Term Loans (or, in the case of partial prepayments, the Term Loan being prepaid).

(d) Permitted Prepayment. Borrower shall have the option to prepay all or any portion of the Term Loans advanced by the Lenders under this Agreement, provided (i) Borrower provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (ii) Borrower pays to the Lenders on the date of such prepayment, in accordance with each Lender’s respective Pro Rata Share, an amount equal to the sum of (A) all outstanding principal of the Term Loans prepaid plus accrued and unpaid interest thereon through the prepayment date, (B) the Final Payment applicable to the prepaid Term Loans, (C) the Prepayment Fee applicable to the prepaid Term Loans, plus (D) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Notwithstanding anything in this Agreement to the contrary, if Borrower refinances the Obligations under this Agreement with another credit facility provided by Lenders to Borrower primarily for such purpose, then the Prepayment Fee otherwise due hereunder shall not be due and payable.

(e) Mandatory Prepayment Upon an Acceleration. If the Term Loans are accelerated, upon the occurrence of an Event of Default, Borrower shall immediately pay to the Lenders, on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest on the Term Loans, (ii) the Final Payment, (iii) the Prepayment Fee, plus (iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

2.2 Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Section 2.2(b), the principal amount outstanding under the Term Loans shall accrue interest, which interest shall be payable monthly, in arrears, in accordance with Section 2.2(e) below, at a fixed per annum rate equal to nine and one quarter of one percent (9.25%). Interest shall accrue on the principal amount outstanding under each Term Loan through and including the day on which such Term Loan is paid in full.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent or any Lender.

(c) 360-Day Year. Interest shall be computed on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days.

(d) Debit of Accounts. Collateral Agent and each Lender may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, through automatic debit of such accounts, Automated Clearinghouse (“ACH”) or other transfers, for principal and interest payments when due and, following notice thereof to Borrower and Borrower’s failure to remit payment thereof within fifteen (15) calendar days of such notice, any other amounts Borrower owes the Lenders. These debits shall not constitute a set-off.

(e) Payments. Unless otherwise provided, interest is payable monthly, in arrears, on the first calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

2.3 Fees. Borrower shall pay to Collateral Agent:

(a) Facility Fee. A fully earned, non-refundable loan fee of One Hundred Sixty Thousand Dollars ($160,000.00) (the “Facility Fee”) for the benefit of and to be shared between the Lenders pursuant to their respective aggregate Commitment Percentages on the Closing Date as set forth in Schedule 1, payable on the Closing Date;

(b) Final Payment. The Final Payment when due on the Maturity Date or pursuant to the terms of Sections 2.1.1(d) or 2.1.1(e) to be shared between the Lenders in accordance with their respective Pro Rata Shares;

(c) Prepayment Fee. The Prepayment Fee, if any, when due pursuant to the terms of Sections 2.1.1(d) or 2.1.1(e) to be shared between the Lenders in accordance with their respective Pro Rata Shares; and

(d) Lenders’ Expenses. All Lenders’ Expenses incurred through and after the Closing Date (minus the good faith deposit held by Collateral Agent in the amount of $36,923.00), when due.

3 CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrower shall consent to or have delivered, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents to which it is a party;

(b) duly executed original signatures to the Control Agreement(s);

(c) duly executed original Promissory Notes;

(d) its Operating Documents and good standing certificates (or equivalents) of Borrower certified by the Secretary of State of the State of Washington (and such other states and/or jurisdictions in which Borrower is qualified to do and or doing business, if any) as of a date no earlier than thirty (30) days prior to the Closing Date;

(e) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(f) a legal opinion of Borrower’s counsel, addressed to Lender, dated as of the Closing Date, together with the duly executed original signatures thereto;

(g) certified copies, dated as of a recent date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(h) a landlord’s consent executed in favor of Collateral Agent in respect of all of Borrower’s and each Subsidiaries’ leased locations, except the Excluded Location;

(i) a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral (excluding Clinical Testing Assets) having a book value in excess of One Hundred Thousand Dollars ($100,000.00);

(j) the Perfection Certificate executed by Borrower;

(k) a payoff letter from Oxford in respect of the Oxford Existing Indebtedness;

(l) evidence that (i) the Liens securing the Oxford Existing Indebtedness will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

(m) the Vulcan Subordination Agreement, duly executed by each of the parties thereto;

(n) evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Lenders; and

(o) payment of the fees and Lenders’ Expenses then due as specified in Section 2.3 hereof.

3.2 Conditions Precedent to all Credit Extensions. Each Lender’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) Borrower shall have duly executed and delivered to each Lender the Promissory Notes in substantially form as Exhibit C and the Disbursement Letter;

(b) the representations and warranties in Section 5 shall be true in all material respects on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) in such Lender’s reasonable discretion, there has not been a Material Adverse Change.

3.3 Covenant to Deliver. Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent and the Lenders under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in each Lender’s sole discretion.

4 CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Collateral Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Collateral Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Collateral Agent’s Lien pursuant to the terms of this Agreement). If Borrower shall acquire a commercial tort claim (as defined in the Code), Borrower shall promptly notify Collateral Agent in a writing signed by Borrower of the general details thereof (and further details as may be required by Collateral Agent) and grant to Collateral Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, all pursuant to a payoff letter in form and substance satisfactory to Collateral Agent and the Lenders, Collateral Agent shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower. The Lenders hereby authorize the Collateral Agent to release the Collateral in accordance with the immediately preceding sentence and further authorize Collateral Agent to release any Collateral to which legal title of such Collateral has transferred to another Person pursuant to a transaction permitted pursuant to and in accordance with Section 7.1 at the time of such legal transfer of title.

4.2 Authorization to File Financing Statements. Borrower hereby authorizes Collateral Agent to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Collateral Agent under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Collateral Agent’s discretion.

5 REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly organized and validly existing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Collateral Agent a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Collateral Agent that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, Borrower’s chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and none of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Collateral Agent of such occurrence and provide Collateral Agent with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (a) such Governmental Approvals which have already been obtained and are in full force and effect and (b) any filings required by the Loan Documents in connection with the security interests granted herein) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a Material Adverse Change.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents to which it is a party, free and clear of any and all Liens except Permitted Liens. Borrower does not have any deposit accounts other than the deposit accounts described in the Perfection Certificate delivered to Collateral Agent in connection herewith, or of which Borrower has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein.

Except for Clinical Testing Assets, the Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral (excluding Clinical Testing Assets) to a bailee, then Borrower will first receive the written consent of Collateral Agent and the Lenders and Borrower shall use its commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Collateral Agent and the Lenders in its reasonable discretion. The term “Clinical Testing Assets” shall include all clinical trial supplies or equipment maintained at pre-clinical and/or clinical testing sites or located with a manufacturer or a distributor. Notwithstanding the foregoing, Collateral Agent and the Lenders reserve the right to require Borrower, in the future, to use commercially reasonable efforts to cause each such manufacturer and/or distributor where Borrower maintains Clinical Testing Assets with a cost in excess of One Hundred Thousand Dollars ($100,000.00) to execute and deliver to Collateral Agent and the Lenders a bailee agreement in form and substance reasonably satisfactory to Collateral Agent and the Lenders.

Borrower is the sole owner of the Intellectual Property that it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) Permitted Intellectual Property Licenses, (c) over-the-counter software that is commercially available to the public, and (d) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. To the best of Borrower’s knowledge, each Patent which it owns or purports to own and that is material to Borrower’s business is valid and enforceable, with respect to issued patents, or includes patentable claims(s), with respect to pending patent applications, and no part of the Intellectual Property that Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Change. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Litigation. Except as set forth in the Perfection Certificate or as otherwise disclosed to Collateral Agent and each Lender pursuant to Section 6.2(g), there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than Two Hundred Fifty Thousand Dollars ($250,000.00).

5.4 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and its Subsidiaries delivered to Collateral Agent and each Lender fairly present in all material respects Borrower’s and each Subsidiaries’ consolidated financial condition and consolidated results of operations as of the dates and for the periods stated therein. There has not been any material deterioration in Borrower’s and its Subsidiaries’ consolidated financial condition since the date of the most recent financial statements submitted to any Lender.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except for the failure to timely pay state and local taxes that could not reasonably be expected to cause a Material Adverse Change and that could not reasonably be expected to create a Lien on any Collateral other than a “Permitted Lien.” Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Collateral Agent and each Lender in writing of the commencement of, and any material development in, any proceedings in which the amount of contested taxes exceeds or reasonably would be expected to exceed Fifty Thousand Dollars ($50,000.00), (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, as applicable, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency, as applicable.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements, and to refinance existing Indebtedness, and not for personal, family, household or agricultural purposes. A portion of the proceeds of the Term Loans shall be used by Borrower to repay the Oxford Existing Indebtedness in full on the Closing Date.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Collateral Agent and the Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6 AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Change. Notwithstanding the foregoing, Borrower may dissolve the Polish Subsidiaries in accordance with the terms of Section 6.13. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a Material Adverse Change.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Collateral Agent, for the ratable benefit of the Lenders, in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Collateral Agent and, if requested, to any Lender.

6.2 Financial Statements, Reports, Certificates. Deliver to each Lender:

(a) Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each of the first three quarters of Borrower’s fiscal year, company prepared consolidated financial statements prepared under GAAP (except for the absence of footnotes and subject to normal year-end adjustments), consistently applied, certified by a Responsible Officer;

(b) Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than any qualifications with respect to “going-concern”) on the financial statements from a nationally-recognized independent certified public accounting firm;

(c) Compliance Certificates. Concurrently with the delivery of any financial statements pursuant to clauses (a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such period, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth such other information as a Lender shall reasonably request;

(d) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(e) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC (other than confidential treatment requests), any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the Internet at Borrower’s website address;

As to any information contained in the materials furnished pursuant to this clause (e), Borrower shall not be required separately to furnish such information under clauses (a), (b) and (d), but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in such clauses (a), (b) and (d) at the times specified therein; provided, that Borrower shall provide paper copies to each Lender of the Compliance Certificates required by Section 6.2(c).

(f) Annual Financial Budget. As soon as available, and in any event within 90 days after the end of each fiscal year, annual financial budget (including balance sheet, and statements of cash flow and income) for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors;

(g) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000.00) or more;

(h) Intellectual Property Notice. Prompt written notice of (i) any material adverse change in the composition of the Intellectual Property that is material to Borrower’s business, (ii) the cancellation of any registration of any material copyright or material trademark of Borrower or the invalidation of any material patent (or the unappealable denial of any patent application with respect to any material patentable claim) of Borrower that is material to Borrower’s business, including any subsequent ownership right of Borrower in or to any such material copyright, patent or trademark, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the value of the Intellectual Property; and

(i) Other Financial Information. Budgets, sales projections, operating plans and other financial information that Borrower prepares in the ordinary course of its business reasonably requested by a Lender. In addition, Borrower shall deliver to each Lender account statements with respect to each bank, investment or similar account maintained by Borrower, within fifteen (15) days after the end of each month or other receipt thereof.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow customary practices in the industry in which Borrower operates, substantially as they exist at the Closing Date. Borrower must promptly notify Collateral Agent and the Lenders of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000.00).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, and contributions with respect to pension plans, profit sharing plans or deferred compensation plans owed by Borrower and each of its Subsidiaries, except for (i) deferred payment of any taxes contested pursuant to (and in accordance with) the terms of Section 5.8 hereof, and (ii) the failure to timely pay state and local taxes that could not reasonably be expected to cause a Material Adverse Change and that could not reasonably be expected to create a Lien on any Collateral other than a “Permitted Lien.”

6.5 Insurance. Keep its, and cause each Subsidiary to keep its respective business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and locations and as Collateral Agent may reasonably request; provided, however, that such requirement shall not apply to Omeros UK, so long as such Subsidiary does not have assets in excess of Fifty Thousand Dollars ($50,000.00) in its deposit accounts at any time and does not have any employees, provided that any officer or director of Omeros UK shall not be deemed an employee of Omeros UK if he or she (a) does not receive any compensation from Omeros UK and (b) is an employee or director of Borrower.

6.6 Operating Accounts. Provide Collateral Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Collateral Agent by Borrower as such or (ii) the Elliott Avenue Office CD.

6.7 Protection of Intellectual Property Rights. Borrower shall (i) use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of the Intellectual Property that is material to Borrower’s business; (ii) promptly advise Collateral Agent and each Lender in writing of material infringements of the Intellectual Property; and (iii) not allow any Intellectual Property that is material to Borrower’s business to be abandoned without refiling, forfeited (excluding terminal disclaimers in Patents that are filed in the ordinary course of business) or dedicated to the public without Collateral Agent’s and each Lender’s prior written consent.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Collateral Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

6.9 Notices of Litigation and Default. Borrower will give prompt written notice to Collateral Agent and the Lenders of any litigation or governmental proceedings pending or threatened (in writing) against Borrower which would reasonably be expected to have a Material Adverse Change. Without limiting or contradicting any other more specific provision of this Agreement, promptly (and in any event within three (3) Business Days) upon Borrower (or any Responsible Officer thereof) becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, Borrower shall give written notice to Collateral Agent and the Lenders of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

6.10 Formation or Acquisition of Subsidiaries. Excluding the Non-Operating Subsidiary, at the time that Borrower or any Subsidiary forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, Borrower and such Subsidiary shall (a) cause such new Subsidiary which is a Domestic Subsidiary to provide to Collateral Agent and the Lenders a joinder to this Agreement to cause such Subsidiary to become a co-borrower hereunder, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Collateral Agent and the Lenders (including being sufficient to grant Collateral Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Collateral Agent and the Lenders appropriate certificates and powers and financing statements, pledging all (or, with respect to any Foreign Subsidiary, not more than sixty five percent (65%)) of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Collateral Agent and the Lenders, and (c) provide to Collateral Agent and the Lenders all other documentation in form and substance satisfactory to Collateral Agent and the Lenders, including one or more opinions of counsel satisfactory to Collateral Agent and the Lenders, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; and provided that Collateral Agent and the Lenders reserve the right reasonably to require any Subsidiary to become a secured guarantor hereunder, in form and substance satisfactory to Collateral Agent and the Lenders. Any document, agreement, or instrument executed or issued pursuant to this Section 6.10 shall be a Loan Document.

6.11 Further Assurances. Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement and the other Loan Documents. Deliver to Collateral Agent and the Lenders, promptly (and in any event no more than five (5) days) following Borrower’s receipt of request from Collateral Agent and the Lenders, summaries of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower, the sending or receiving of which could reasonably be expected to be disclosed, referenced or otherwise included in any filing by Borrower with, or action against Borrower by, the SEC; provided that (x) Collateral Agent and the Lenders shall be entitled, in its reasonable discretion and upon no less than two (2) Business Days’ prior notice to Borrower, and during normal business hours (in each case, unless an Event of Default has occurred) to physically inspect at Borrower’s premises the actual correspondence, reports, documents and other filings; and (y) Borrower will only be required to provide summaries of correspondence, reports and documents with any Governmental Authority that is a national, regional or international patent authority when Borrower is required to provided notices to Collateral Agent and the Lenders under Section 6.2(h).

6.12 Intentionally Omitted.

6.13 Polish Subsidiaries. Borrower shall, unless Borrower has dissolved or sold the Polish Subsidiaries prior thereto, upon the earlier of (x) December 31, 2014 and (y) the receipt by any Polish Subsidiary of the proceeds of any grant or similar monies (including in the form of an Investment or otherwise) from the Polish government (or any other source) (collectively, the “Polish Investment”), deliver to Lenders the Polish Share Pledge and take such other actions as Lenders shall reasonably request; provided that Borrower acknowledges and agrees that (A) in the event the Polish Investment is not received and deployed in substantial part by December 31, 2014, Borrower shall, (1) within twenty (20) days thereof, cause the Polish Subsidiaries to be dissolved or sold and (2) expend no more than One Hundred Twenty-Five Thousand Dollars ($125,000.00) in the aggregate (inclusive of any amounts expended by Borrower in connection with 6.13(B)(ii), below) in connection with such dissolution or sale of the Polish Subsidiaries, and (B) at any time prior to the Polish Investment, Borrower may (i) sell the Polish Subsidiaries and (ii) in connection with such sale of the Polish Subsidiaries, expend no more than One Hundred Twenty-Five Thousand Dollars ($125,000.00) in the aggregate (inclusive of any amounts expended by Borrower in connection with 6.13(A)(2), above).

6.14 SBIC Related Provisions.

(a) Borrower acknowledges that any Lender with the word “SBIC” in its name, is a Federal licensee under the Small Business Investment Act of 1958, as amended (“SBA Act”). The term “SBA” as used herein means the U.S. Small Business Administration.

(b) As a condition to any Credit Extension, Borrower shall, upon request of Collateral Agent or any Lender, complete and deliver to Collateral Agent and such Lender SBA Forms 480, 652 and 1031, the SBA Economic Impact Assessment. Any information provided by Borrower to Collateral Agent or any Lender on each such form is and will be true, accurate and complete in all material respects.

(c) Within forty-five (45) days after the end of each fiscal year of Borrower, and at such other times as Collateral Agent or any Lender may reasonably request to the extent related to SBA regulations, Borrower shall provide to Collateral Agent and such Lender such forms and financial and other information with respect to any business or financial condition of Borrower or any of its Subsidiaries required by the SBA that is requested by Collateral Agent or any Lenders, including, but not limited to (i) forms and information with respect to Collateral Agent’s or any Lender’s reporting requirements under SBA Form 468, (ii) information regarding the full-time equivalent jobs created or retained in connection with any Lender’s investment in Borrower, the impact of the financing on Borrower’s business in terms of revenues and profits and on taxes paid by Borrower and its employees, and (iii) a list of holders of the Obligations.

(d) Upon request of Collateral Agent or any Lender, Borrower shall promptly (and in any event within twenty (20) days of such request) furnish to Collateral Agent and such Lender all information as Collateral Agent or any Lender may reasonably request, to the extent reasonably available to Borrower, in order for Collateral Agent or any Lender to comply with the requirements of 13 C.F.R. Section 107.620 or to prepare or file SBA Form 468 and any other information requested or required by the SBA or any other similar Governmental Authority asserting jurisdiction over Collateral Agent or such Lender. Borrower shall afford to Collateral Agent and such Lender and examiners of the SBA reasonable access, during normal business hours and with prior reasonable notice, to the books, records and properties of Borrower for the purpose of verifying the certifications made in accordance with 13 C.F.R. Section 107.610 and for all other purposes required by the SBA.

(e) Borrower does not presently engage in, and will not engage in, any activities, and Borrower will not use directly or indirectly the proceeds from the Credit Extensions made on the Closing Date or otherwise pursuant to the Loan Documents, for any purpose for which a small business investment company is prohibited from using funds by the SBA Act and the regulations thereunder, including 13 C.F.R. Section 107.720. For a period of twelve (12) months following the Closing Date, Borrower shall not knowingly cause the nature of its business activity to change if such change would render Borrower ineligible for financing pursuant to 13 C.F.R. Section 107.720. So long as any Obligations are owing to Collateral Agent or any Lender under the Loan Documents, Borrower will at all times comply with all non-discrimination requirements applicable to Borrower under federal law.

7 NEGATIVE COVENANTS

Borrower shall not do any of the following without the Required Lenders’ prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any Subsidiary to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Inventory or Equipment; (c) in connection with Permitted Liens (including, without limitation, Permitted Intellectual Property Licenses) and Permitted Investments; (d) of property in connection with sale-leaseback transactions in connection with any transaction permitted by clause (e) of the definition of Permitted Indebtedness; (e) of the Assigned Interests, subject to the Vulcan Subordination Agreement, and (f) of other Transfers in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year.

Borrower may not Transfer any assets to, make any other Investments in, or create or permit to be created by any Polish Subsidiary any Transfers, Liens or Indebtedness other than transfers or loans made by Borrower to any Polish Subsidiary from September 30, 2013 through December 31, 2014 to cover lease payments, and legal and accounting services owing from such Polish Subsidiary in an amount not to exceed Two Hundred Thousand Dollars ($200,000.00) in the aggregate.

7.2 Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any Subsidiary to engage in any business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) any Key Person ceases to hold such office with Borrower and a replacement or interim replacement satisfactory to Borrower’s Board of Directors is not made within ninety (90) days after such Key Person’s departure from (or replacement by) Borrower. Borrower shall not, without at least fifteen (15) days’ prior written notice to Collateral Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000.00) in Borrower’s assets or property (excluding Clinical Testing Assets)), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with any other Person, or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or property of another Person, except that (i) a Subsidiary may merge or consolidate into Borrower or another Subsidiary, and (ii) Borrower may purchase assets for use in its GPCR program pursuant to the terms of the Exclusive Technology Option Agreement, dated as of September 4, 2008 (and amended November 10, 2009), among Borrower, Patobios Limited, Susan R. George, M.D., Brian F. O’Dowd, Ph.D., and U.S. Bank National Association, as escrow agent (such agreement in the form delivered to Lender as of the Closing Date).

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit Borrower to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (i) as is otherwise permitted in Section 7.1 hereof, (ii) in connection with transactions that otherwise constitute “Permitted Liens” herein (including, without limitation, Permitted Intellectual Property Licenses), (iii) pursuant to the Platform Development Agreement (provided the same is subject to the Vulcan Subordination Agreement) and (iv) covenants with such restrictions in agreements, provided that such covenants do not prohibit or restrict Borrower from granting a security interest in any of Borrower’s assets (including but not limited to Borrower’s Intellectual Property) in favor of Lender, and provided further that the counter-parties to such covenants are not permitted to, and in fact do not, receive a security interest in any of Borrower’s assets (including but not limited to Borrower’s Intellectual Property).

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions among Borrower and its Subsidiaries and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom, or (c) indemnification arrangements, employee agreements, compensation arrangements (including equity based compensation) and reimbursement of expenses of current or former officers and directors, in each case, in the ordinary course of Borrower’s business.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and defined benefit plan which could reasonably be expected to result in any Material Adverse Change, including with respect to any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Indebtedness Payments. Without Collateral Agent’s and the Lenders’ prior written consent, not to be unreasonably withheld, (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due under this Agreement or due Lenders) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.

8 EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Section 6.2, 6.4, 6.5, 6.6 or 6.10, 6.13 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Document to which it is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit or otherwise maintained in any Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part (individually or in the aggregate) of its business;

8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent (determined with reference to Section 5.5 hereof); (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) or that could have a Material Adverse Change;

8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000.00) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Collateral Agent or the Lenders, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change; or

8.11 Change of Control. A Change of Control shall occur.

9 LENDERS’ RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Collateral Agent or the Lenders);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders;

(c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent and the Required Lenders considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Collateral Agent requests and make it available as Collateral Agent designates. Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;

(e) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Collateral Agent and/or the Lenders owing to or for the credit or the account of Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;

(g) place a “hold” on any account maintained with Collateral Agent or the Lenders and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of Borrower’s Books; and

(i) exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code permits. Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of

Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make Credit Extensions hereunder. Collateral Agent’s foregoing appointment as Borrower’s attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Credit Extensions terminates.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Borrower shall not have any right to specify the order or the accounts to which Collateral Agent and/or the Lenders shall allocate or apply any payments required to be made by Borrower to Collateral Agent and/or the Lenders or otherwise received by Collateral Agent and/or the Lenders under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. If an Event of Default has occurred and is continuing, Collateral Agent and/or the Lenders may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Collateral Agent and/or the Lenders shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Collateral Agent and/or the Lenders for any deficiency. If Collateral Agent and/or any Lender, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Collateral Agent and/or such Lender shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Collateral Agent and/or such Lender of cash therefor.

9.5 Lenders’ Liability for Collateral. So long as Collateral Agent and the Lenders comply with their obligations under the Code and with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Subject to Collateral Agent’s and the Lender’s obligations under the Code, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given. The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative. Collateral Agent and the Lenders have all rights and remedies provided under the Code, by law, or in equity. The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and shall not preclude Collateral Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower, for itself an on behalf of each Subsidiary, waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower is liable.

10 NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Any of Collateral Agent, Lender or Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	OMEROS CORPORATION
201 Elliott Avenue West
Seattle, WA 98119
Attn: Chief Executive Officer
Fax: (206) 676-5005
Email: gdemopulos@omeros.com

With a copy to:	OMEROS CORPORATION
201 Elliott Avenue West
Seattle, WA 98119
Attn: General Counsel
Fax: (206) 676-5005
Email: mkelbon@omeros.com

If to Collateral Agent:	OXFORD FINANCE LLC
133 N. Fairfax Street
Alexandria, VA 22314
Attention: Legal Department
Fax: (703) 519-5225
Email: LegalDepartment@oxfordfinance.com

With a copy to:	MIDCAP FINANCIAL SBIC, LP
7255 Woodmont Avenue, Suite 200
Bethesda, MD 20814
Attention: Portfolio Management- Life Sciences
Fax: (301) 941-1450
Email: lviera@midcapfinancial.com

And a copy to:	MC SERVICECO, LLC
7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attention: General Counsel
Fax: (301) 941-1450
Email: legalnotices@midcapfinancial.com

11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower, Collateral Agent and each Lender each submit to the exclusive jurisdiction of the State and Federal courts in San Diego County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Collateral Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of

Collateral Agent or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, COLLATERAL AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the San Diego County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Diego County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Diego County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12 GENERAL PROVISIONS

12.1 Successors and Assigns. (a) This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Collateral Agent’s and each Lender’s prior written consent (which may be granted or withheld in Collateral Agent’s and each Lender’s discretion). Any Lender may at any time assign to one or more Eligible Assignees (a “Lender Transfer”) all or any portion of such Lender’s Term Loan Commitment and/or Credit Extensions, together with all related obligations of such Lender hereunder. Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer (i) in respect of warrants or (ii) in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower or a direct competitor of Borrower, each as determined by Collateral Agent. Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such

Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement (each an “Assignment Agreement”) in form and substance reasonably acceptable to Collateral Agent, executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require. Notwithstanding anything set forth in this Agreement to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(b) Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Collateral Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) secured promissory notes in the aggregate principal amount of the Eligible Assignee’s Credit Extensions or Term Loan Commitment (and, as applicable, secured promissory notes to the assigning Lender in the principal amount of that portion of the principal amount of the Credit Extensions or Term Loan Commitment retained by the assigning Lender).

(c) Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at its offices located in Alexandria, Virginia a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amounts (and stated interest) of the Credit Extensions owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Such Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Collateral Agent.

(d) Notwithstanding anything to the contrary contained in this Agreement, Borrower, Collateral Agent and each Lender agree to treat the Credit Extensions (including any secured promissory notes evidencing such Credit Extensions) as registered obligations and the right, title and interest of the Lenders and their assignees in and to such Credit Extensions shall be assignable only upon notation of such assignment in the Register and no assignment thereof shall be effective until recorded therein. This Agreement shall be construed so that the Credit Extensions are at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Collateral Agent and the Lenders and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Collateral Agent or the Lenders (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Lenders’ Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Collateral Agent, and/or the Lenders and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Collateral Agent and the Lenders may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Collateral Agent and the Lenders provide Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Collateral Agent, Lenders and Borrower.

12.6 Amendments in Writing; Integration. (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

(i) no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;

(ii) no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature;

(iii) no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.6 or the definitions of the terms used in this Section 12.6 insofar as the definitions affect the substance of this Section 12.6; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.10. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the preceding sentence;

(iv) the provisions of the foregoing clauses (i), (ii) and (iii) are subject to the provisions of any interlender or agency agreement among the Lenders and Collateral Agent pursuant to which any Lender may agree to give its consent in connection with any amendment, waiver or modification of the Loan Documents only in the event of the unanimous agreement of all Lenders.

(b) Other than as expressly provided for in Section 12.6(a)(i)-(iii), Collateral Agent may, if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.

(c) This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Collateral Agent and the Lenders shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of such confidential information may be made: (a) to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates in connection with their present or prospective business relations with Borrower (provided, however, either (x) such Subsidiaries or Affiliates shall have written obligations of confidentiality to Collateral Agent or such Lender or (y) Collateral Agent and Lenders shall use commercially reasonable efforts to obtain such Subsidiaries’ or Affiliates’ agreement to the terms of this provision prior to such disclosure); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, the Lenders and Collateral Agent shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision prior to such disclosure); (c) as required by law, regulation, subpoena, or other order; (d) to Lender’s or Collateral Agent’s regulators or as otherwise required in connection with a Lender’s or Collateral Agent’s examination or audit; (e) as Collateral Agent considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement with, or are bound by obligations of confidentiality to, such Collateral Agent or a Lender on terms no less restrictive than those contained herein. Confidential information (A) means information about the disclosing party’s financial condition and projections; business, marketing or strategic plans; customer lists or other customer information; price lists; databases; trade secrets; inventions; targets (genes or proteins); research and development information, know-how, inventions, technical data, knock-out and knock-in mouse strains, gene expression profiles, behavioral and physiological assays, phenotypes, cell lines, cellular, biochemical and chemical assays, chemical structures, chemical structure-activity relationships, formulae, treatment methods, clinical trial design criteria, protocols, case report forms, investigators’ brochures, drawings, models, samples, processes, chemistry, manufacturing and controls information, regulatory information, and any type of product development, product prototypes and designs; techniques, formulae, algorithms and other non-public process information; and software (including source code, object code and machine code) relating to the foregoing; and (B) does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no fault of the Lenders and/or Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information.

Collateral Agent and the Lenders may use confidential business and financial information solely for the following lawful purposes that are consistent with the foregoing and the purposes of this Agreement: for the development of internal client databases, reporting purposes, and internal market analysis, so long as Collateral Agent and the Lenders do not disclose Borrower’s identity or the identity of any person associated with Borrower or Borrower’s Confidential Information to any third parties unless otherwise expressly permitted by this Agreement; provided that, without limiting the foregoing, Collateral Agent and the Lenders may use Borrower’s name in advertisements (including “tombstones”) relating to this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Intentionally Omitted.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13 DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meaning:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Amortization Date” means April 1, 2015.

“Anti-Terrorism Laws” are any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Approved Lender” is defined in Section 12.1.

“Assigned Interests” has the meaning ascribed in the Platform Development Agreement.

“Blocked Person” is any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Collateral Agent and the Lenders approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Collateral Agent and the Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Collateral Agent and the Lenders a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Collateral Agent is closed.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) a Lender’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty-nine percent (49%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Closing Date” is defined in the preamble of this Agreement.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Collateral Agent” is, Oxford, not in its individual capacity, but solely in its capacity as agent on behalf of and for the benefit of the Lenders.

“Commitment Percentage” is set forth in Schedule 1.1, as amended from time to time.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower and Collateral Agent pursuant to which Collateral Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan, or any other extension of credit by Collateral Agent or Lenders for Borrower’s benefit.

“Default Rate” is defined in Section 2.2(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is Borrower’s deposit account designated in the Perfection Certificate delivered to Collateral Agent and the Lenders as of the Closing Date or as otherwise updated by Borrower from time to time by written notice to Collateral Agent and the Lenders.

“Disbursement Letter” is that certain form attached hereto as Exhibit D.

“Dollars,” “dollars” and “$” each mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized in any jurisdiction within the United States.

“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) any other Person (other than a natural person) approved by Collateral Agent and Required Lenders, and (v) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies, small business investment companies, business development companies and commercial finance companies, in each case of this clause (v), which as of the date that it becomes a Lender either (A) itself has, or is a wholly-owned or controlled direct or indirect subsidiary of a Person that has, a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. or (B) together with its affiliated entities, has total assets in excess of Seven Hundred Fifty Million Dollars ($750,000,000.00); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, (x) Borrower, any Guarantor or any of Borrower’s or any Guarantor’s Affiliates or Subsidiaries, (y) any Person who is not capable of holding the Term Loans without the imposition of any withholding or similar taxes and (z) any Person that holds any subordinated debt or stock issued by Borrower, any Guarantor or any of Borrower’s or any Guarantor’s Affiliates or Subsidiaries on the date that such Person becomes a Lender (other than any Lender or any Affiliate of any Lender in connection with the Warrants issued hereunder). Notwithstanding the foregoing, (x) in connection with assignments by a Lender due to a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and “Eligible Assignee” shall mean any such assignee Person and (y) in connection with any financing or funding provided to a Lender, an Affiliate of a Lender or an Approved Fund, the restrictions set forth herein shall not apply and “Eligible Assignee” shall mean any Person providing such financing or funding, provided, however, that this clause (y) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing or funding.

“Elliott Avenue Office” means Borrower’s leased location at 201 Elliott Avenue, Seattle, WA, 98121, pursuant to the Elliott Avenue Office Lease.

“Elliott Avenue Office CD” means that certain Certificate of Deposit maintained by Borrower at US Bank as collateral for the Elliott Avenue Office Lease Indebtedness; provided that the amount of such Certificate of Deposit does not at any time exceed the amount of the Elliott Avenue Office Lease Indebtedness.

“Elliott Avenue Office Lease” means that certain Lease Agreement by and between Borrower and BMR-201 Elliott Avenue LLC, dated as of January 27, 2012, in effect on the date hereof.

“Elliott Avenue Office Lease Indebtedness” means Indebtedness of Borrower consisting of a security deposit, in the form of a letter of credit, delivered pursuant to the terms of the Elliott Avenue Office Lease, as amended, in respect of the Elliott Avenue Office, so long as such Indebtedness does not to exceed the greater of (i) Eight Hundred Thousand Dollars ($800,000.00) at any time or (ii) the amount required to be delivered by Borrower as a security deposit pursuant to the Elliott Avenue Office Lease.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.

“Event of Default” is defined in Section 8.

“Excluded Location” means Omeros London Limited, 2nd Floor, Berkeley Square House, Berkeley Square, London W1J 6BD.

“Final Payment” means a fee (in addition to and not a substitution for any other payment due hereunder) due on the earliest to occur of (a) the Maturity Date, or (b) the acceleration of any Term Loan, or (c) the prepayment of the Term Loans pursuant to Section 2.1.1(d) or (e), equal to the original principal amount of such Term Loan (or such lesser amount being prepaid, if any) multiplied by the Final Payment Percentage, in each case payable to the Lenders in accordance with their respective Pro Rata Shares, provided that, for the avoidance of doubt, the total aggregate amount of all payments made in respect of the Final Payment shall not exceed an amount equal to the original principal amount of the Term Loan multiplied by the Final Payment Percentage.

“Final Payment Percentage” is seven percent (7.00%).

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is the date on which any Term Loan is made to or on account of Borrower.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property (excluding any royalty, milestone or other similar payments resulting from the acquisition, licensing or other similar arrangement related to inbound intellectual property, or grants, provided that any agreements related to any of the foregoing are on commercially reasonable terms, negotiated at arm’s-length, entered into in the ordinary course of Borrower’s business and do not include the granting by Borrower of any Liens in any of Borrower’s assets) or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals, clinical and non-clinical data, methods, processes, drawings, specifications or information and all memoranda, notes and records with respect to any research and development, any and all rights to computer software (including source code and object code);

(c) any and all source code;

(d) any and all design rights which may be available to Borrower;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above;

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) all license rights with respect to any of the foregoing.

“Interest Only Period” means the period of time commencing on the Funding Date through the day before the Amortization Date.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Key Person” is Greg A. Demopulos, M.D., Borrower’s Chief Executive Officer.

“Lender” is any one of the Lenders.

“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.

“Lenders’ Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) of Collateral Agent and each Lender for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Promissory Notes, the Disbursement Letter, any other note, or notes or guaranties executed by Borrower or any Subsidiary, and any other present or future agreement between Borrower and/or any Subsidiary for the benefit of the Lenders and Collateral Agent in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” means a material adverse effect upon (i) the business operations, properties, assets, results of operations or financial condition of Borrower, taken as a whole with respect to Borrower’s viability, that reasonably would be expected to result in Borrower’s inability to repay any portion of the Term Loans in accordance with the terms hereof, (ii) the validity, perfection, value or priority of Collateral Agent’s security interest in the Collateral, (iii) the enforceability of any material provision of this Loan Agreement or any other Loan Document or (iv) the ability of Collateral Agent or any Lender to enforce its rights and remedies under this Loan Agreement or any other Loan Document.

“Maturity Date” is March 1, 2018, or such earlier date as any Term Loan or any portion of the Obligations is accelerated, whether by prepayment or otherwise.

“Non-Operating Subsidiary” means nura, inc., a wholly-owned Subsidiary of Borrower, so long as such Subsidiary (i) shall not have assets consisting of more than Twenty Five Thousand Dollars ($25,000.00) in its deposit accounts and (ii) shall not maintain any on-going business operations.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders’ Expenses and other amounts Borrower owes the Lenders now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, the Final Payment, the Prepayment Fee, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Omeros UK” means Omeros London Limited, an entity organized under the laws of England and Wales, which is a wholly owned Subsidiary of Borrower.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Original Agreement” means that certain Loan and Security Agreement between Borrower, Oxford and the lenders party thereto from time to time, dated as of October 21, 2010, as amended.

“Oxford Existing Indebtedness” is the indebtedness of Borrower to Oxford in the aggregate principal outstanding amount as of the Closing Date of approximately Nineteen Million Seventy Five Thousand Five Hundred Seventy Two and 78/100 Dollars ($19,075,572.78) pursuant to the Original Agreement.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” is the first (1st) calendar day of each calendar month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Distributions” means:

(a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) in any fiscal year, provided that at the time of such purchase no Event of Default has occurred and is continuing;

(b) distributions or dividends consisting solely of Borrower’s capital stock;

(c) purchases for value of any rights distributed in connection with any stockholder rights plan, provided that cash purchases shall not exceed in the aggregate One Million Dollars ($1,000,000.00) in any fiscal year;

(d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities so long as such transaction is a net cash neutral transaction;

(e) purchases of capital stock pledged as collateral for loans to employees in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) at any time;

(f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations; and

(g) purchases of fractional shares of capital stock in connection with stock splits, dividends or combinations or the exercise or conversion of convertible securities or options or warrants to acquire securities, not to exceed Twenty Five Thousand Dollars ($25,000.00) in the aggregate in any fiscal year.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and any other Loan Document;

(b) (i) any Indebtedness that does not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate for all such indebtedness in principal amount existing on the Closing Date, and (ii) any Indebtedness in excess of One Hundred Thousand Dollars ($100,000.00) in principal amount existing on the Closing Date and shown on the Perfection Certificate;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) capitalized leases and purchase money Indebtedness not to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) in the aggregate outstanding during the term hereof secured by Permitted Liens; and

(f) refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder;

(g) guaranties of Permitted Indebtedness;

(h) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(i) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect Borrower or its Subsidiaries against fluctuations in interest rates, currency exchange rates, or commodity prices;

(j) Indebtedness that otherwise constitutes a Permitted Investment under paragraph (c) of the definition of Permitted Investment;

(k) earn-out obligations or deferred payments of consideration in connection with any transaction permitted by Section 7.3 in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) at any time;

(l) Indebtedness incurred in connection with the Platform Development Agreement, provided the same is subject to the Vulcan Subordination Agreement;

(m) other Indebtedness in an aggregate amount outstanding not to exceed One Hundred Thousand Dollars ($100,000.00); and

(n) Indebtedness consisting of Elliott Avenue Office Lease Indebtedness.

“Permitted Intellectual Property Licenses” are: (i) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, (ii) licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property but that may be exclusive or non-exclusive with respect to territory, field(s) of use, rights to research, develop, commercialize, manufacture, market and/or distribute, and (iii) exclusive or non-exclusive licenses, assignments or other conveyance of rights to Intellectual Property directly related to specific G protein-coupled receptor(s) and/or compounds interacting with such G protein-coupled receptor(s).

“Permitted Investments” are:

(a) Investments shown on the Perfection Certificate and existing on the Closing Date;

(b) Investments permitted by Borrower’s investment policy, as amended from time to time, provided that any material amendment, restatement or other modification to Borrower’s investment policy occurring after the date of this Agreement shall be approved by Collateral Agent and the Required Lenders;

(c) (i) Investments by Borrower in Subsidiaries (other than Non-Operating Subsidiary, the Polish Subsidiaries and Omeros UK) not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year, (ii) the capitalization of the Polish Subsidiaries in an amount not greater than Thirty Thousand Dollars ($30,000.00), (iii) Investments by Borrower in any Domestic Subsidiary that has guaranteed the Obligations hereunder, (iv) Investments by Borrower in Omeros UK of not more than One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year; provided that Omeros UK shall not have assets in excess of One Hundred Thousand Dollars ($100,000.00) in its deposit accounts at any time, and (v) Investments by Subsidiaries in other Subsidiaries or in Borrower (in each case, other than Non-Operating Subsidiary, the Polish Subsidiaries and Omeros UK);

(d) Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary so long as Collateral Agent has a first priority, perfected security interest in such Collateral Accounts;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(f) Investments permitted by Section 7.3;

(g) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year;

(h) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of prepaid royalties or notes receivable in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities of Borrower in an aggregate amount not to exceed One Million Dollars ($1,000,000.00) at any time;

(i) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable in the ordinary course of business arising from the sale or lease of goods, provisions of services or licensing activities of Borrower;

(j) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(k) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(l) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, in an amount outstanding not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00); and

(m) Other Investments in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) at any time during the term hereof.

Notwithstanding the foregoing, Permitted Investments shall not include, and Borrower and each Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction and more commonly referred to as an “auction rate security.

“Permitted Liens” are:

(a) (i) Liens securing Permitted Indebtedness described under clause (b)(ii) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) Liens (including with respect to capital leases) (i) on property or Equipment (including in each case, accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property or Equipment (including in each case, accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts and Inventory, or (ii) existing on property or Equipment (and in each case, accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts and Inventory if the Lien is confined to such property or Equipment (including in each case, accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) or (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e) leases or subleases of real property granted in the ordinary course of Borrower’s business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent a security interest therein;

(f) Permitted Intellectual Property Licenses;

(g) leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(h) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions;

(i) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(j) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(k) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(l) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(m) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums;

(n) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

(o) Liens securing Borrower’s performance of the Platform Development Agreement provided the same are subject to the Vulcan Subordination Agreement; and

(p) Liens on the Elliott Avenue Office CD in favor of US Bank to secure the Elliott Avenue Office Lease Indebtedness.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Platform Development Agreement” is that certain Platform Development Funding Agreement, dated as of October 21, 2010, by and between Borrower, Vulcan and Vulcan Capital, as assignee of Cougar Investment Holdings LLC.

“Polish Investment” is defined in Section 6.13.

“Polish Share Pledge” means the pledge by Borrower to Collateral Agent, for the ratable benefit of the Lenders, of one hundred percent (100%) of the ownership interests in the Polish Subsidiaries, together with such documents and instruments as Lender deems necessary in connection therewith.

“Polish Subsidiaries” means no more than two (2) Subsidiaries of Borrower, organized under the laws of Poland.

“Prepayment Fee” is an additional fee payable to the Lenders in the amount equal to one percent (1.00%) of the principal amount of any portion of the Term Loans prepaid.

“Promissory Notes” means secured promissory notes issued by Borrower in favor of each Lender according to its Term Loan Commitment Percentage.

“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Closing Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Accounting Officer, Chief Financial Officer and Senior Director of Finance of Borrower.

“Restricted License” is any license or other agreement with respect to which Borrower is the licensee, the failure, breach or termination of which could reasonably be expected to have a Material Adverse Change.

“SEC” is the Securities Exchange Commission or any successor or replacement Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Subordinated Debt” is (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Lenders and which is reflected in a written agreement in a manner and form reasonably acceptable to Collateral Agent and the Lenders and approved by Collateral Agent and the Lenders in writing, and (b) to the extent the terms of subordination do not change adversely to Collateral Agent and the Lenders, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Term Loan” is defined in Section 2.1.1(a).

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“Vulcan” is Vulcan Inc., a Washington corporation.

“Vulcan Capital” is Vulcan Capital Venture Capital II LLC, a Delaware limited liability company.

“Vulcan Subordination Agreement” is that certain Lien Subordination Agreement, dated as of March 5, 2014, by and between Borrower, Collateral Agent, Vulcan and Vulcan Capital, with respect to the Platform Development Agreement.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

COLLATERAL AGENT AND LENDER:		BORROWER:

OXFORD FINANCE LLC		OMEROS CORPORATION

By:	/s/ Mark Davis	By:	/s/ Gregory A. Demopulos
Name:	Mark Davis	Name:	Gregory A. Demopulos, M.D.
Title:	Vice President—Finance, Secretary & Treasurer	Title:	President, Chief Executive Officer, and Chairman of the Board of Directors

LENDER:

MIDCAP FINANCIAL SBIC, LP,

By:	Midcap Financial SBIC GP, LLC

By:	/s/ Colleen S. Kovas
Name:	Colleen S. Kovas
Title:	Its Authorized Signatory

[Signature Page to Loan and Security Agreement]

SCHEDULE 1.1

Lenders and Commitments

Term Loans

Lender	Commitment Amount	Commitment Percentage
OXFORD FINANCE LLC	$20,000,000.00	62.50%
MIDCAP FINANCIAL SBIC, LP	$12,000,000.00	37.50%
TOTAL	$32,000,000.00	100.00%

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired:

(i)	any Intellectual Property; provided, however, that (A) the Collateral shall include, and Collateral Agent, for the benefit of the Lenders, shall have a Lien and security interest in, all of Borrower’s right, title and interest in (1) all IP Proceeds (as defined below), and (2) all payments with respect to IP Proceeds that are received after the commencement of a bankruptcy or insolvency proceeding and (B) to the extent it is necessary under applicable law to have a Lien and security interest in any Intellectual Property in order to have a perfected Lien and security interest in and to IP Proceeds, then Collateral Agent shall have a Lien and security interest in such Intellectual Property (provided, that, any such Lien and security interest pursuant to this clause (B) shall not apply to (x) so long as Borrower retains all Exclusive Rights (as such term is defined below) in the United States with respect to at least four (4) of the “Subject Programs” set forth on Schedule A-1 attached hereto, any Intellectual Property that is subject to an exclusive out-license agreement within clauses (ii) or (iii) of the definition of a Permitted Intellectual Property License and that is entered into prior to any bankruptcy or other Insolvency Proceeding, in each case, during the effectiveness of such exclusive out-license agreement or (y) the Intellectual Property comprising the Platform during the effectiveness of the Platform Development Agreement). As used herein, the term “IP Proceeds” means, collectively, all cash, Accounts, license and royalty fees, claims, products, awards, judgments, insurance claims, and other revenues, proceeds or income, arising out of, derived from or relating to any Intellectual Property of Borrower, and any claims for damage by way of any past, present or future infringement of any Intellectual Property of Borrower (including, without limitation, all cash, royalty fees, other proceeds, Accounts and General Intangibles that consist of rights of payment to or on behalf of Borrower and the proceeds from the sale, licensing or other disposition of all or any part of, or rights in, any Intellectual Property by or on behalf of Borrower);

(ii)	any of the outstanding capital stock or other equity interests of any Subsidiary of Borrower organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia in excess of sixty five percent (65%) of the voting power of all classes of such capital stock or other equity interests of such Subsidiary entitled to vote;

(iii)	Borrower’s cash collateral account maintained at Comerica Bank to secure certain lease obligations, provided that the principal amount of such cash collateral account shall not exceed Two Hundred Fifty Thousand Dollars ($250,000.00); and provided further that Borrower shall make transfer all such cash collateral to another account subject to a Control Agreement within thirty (30) days of the Closing Date; or,

(iv)	equipment that is subject to a Lien securing the financing of the purchase price of such equipment and made in favor of US Bancorp Business Equipment Finance Group, provided, that (x) the Indebtedness secured by such Lien shall not exceed Seventy Thousand Dollars ($70,000.00); and (y) upon the release of such Lien, such property shall be deemed to be Collateral hereunder and shall be subject to the security interest granted herein without any action by Borrower, Collateral Agent or any Lender.

For purposes of this Exhibit A, “All Exclusive Rights” with respect to a Subject Program shall mean all rights to grant exclusive (without regard to customary rights granted by Borrower to contract manufacturing organizations, contract formulation organizations, contract chemistry organizations, preclinical and/or clinical research collaborators, contract research organizations, contract packaging and/or distribution organizations, contract sales and/or marketing organizations, and similar organizations or entities) licenses to develop and commercialize the Intellectual Property that reads on or covers the compound or biologic molecule that is the subject of such Subject Program.

Pursuant to the terms of a certain negative pledge arrangement with Collateral Agent and Lenders, Borrower has agreed not to encumber any of its Intellectual Property, except for Permitted Intellectual Property Licenses.

Schedule A-1

Subject Programs

1.	Omidria™ (OMS302)
2.	OMS103
3.	OMS824-Huntington’s disease
4.	OMS824-Schizophrenia
5.	OMS824-Cognitive Disorders
6.	OMS527-Addiction
7.	OMS527-Movement Disorders
8.	OMS721 (MASP-2)-Acute indications
9.	OMS721 (MASP-2)-Chronic indications
10.	Alternative pathway inhibitor program 1
11.	Alternative pathway inhibitor program 2
12.	MASP-2 and alternative pathway bispecific inhibitor program
13.	OMS616 (anti-plasmin)
14.	GPR17
15.	P2Y8

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	OXFORD FINANCE LLC, as Collateral Agent and Lender

MIDCAP FINANCIAL SBIC, LP, as Lender

FROM:	OMEROS CORPORATION

The undersigned authorized officer of OMEROS CORPORATION (“Borrower”) hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement among Borrower, Collateral Agent, and the Lenders from time to time party thereto (the “Agreement”),

(i) Borrower and its Subsidiaries are in complete compliance for the period ending                          with all required covenants except as noted below, and

(ii) All representations and warranties of Borrower and its Subsidiaries stated in the Agreement are true and correct in all material respects as of the date hereof, provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. Attached are the required documents, if any, supporting our certification(s). The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Complies

1)	Financial statements with Compliance Certificate	Quarterly within 45 days	Yes	No	N/A

2)	Annual (CPA Audited) financial statements with Compliance Certificate	Within 90 days after Fiscal Year End	Yes	No	N/A

3)	Annual Financial Budget	Annually as soon as available and in any event within 90 days of FYE; and when revised and approved by Borrower’s Board	Yes	No	N/A

4)	SEC Filings	Within 5 days after filing with SEC	Yes	No	N/A

5)	Account Statements (Bank, investment, etc.)	Monthly (and/or upon receipt) within 15 days	Yes	No	N/A

6)	Total amount of Borrower’s cash and cash equivalents	$

Deposit and Securities Accounts (Please list all accounts; attach separate sheet if additional space needed)

	Bank	Account Number	New Account?		Acct Control Agmt in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No
5)			Yes	No	Yes	No

Other Matters

Have there been any changes in Key Person?	Yes	No
Have there been any transfers/sales/disposals/retirement of Collateral or Intellectual Property (except as expressly permitted by the Agreement)?	Yes	No
Have there been any new or pending claims or causes of action against Borrower required to be reported under the Agreement?	Yes	No

Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.” Attach separate sheet if additional space needed.)

SIGNATURE	DATE	LENDER’S USE ONLY
		Received by:		Verified by:
		Date:		Date:

TITLE		Compliance Status	Yes		No

EXHIBIT C

SECURED PROMISSORY NOTE

(Term Loan)

$	Dated: March , 2014

FOR VALUE RECEIVED, the undersigned, OMEROS CORPORATION, a Washington corporation with offices located at 201 Elliot Avenue West, Seattle, WA 98119 (“Borrower”) HEREBY PROMISES TO PAY to the order of [OXFORD FINANCE LLC][MIDCAP FINANCIAL SBIC, LP] (“Lender”) the principal amount of [            ] MILLION DOLLARS ($            ) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of such Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement dated March     , 2014 by and among Borrower, Lender, Oxford Finance LLC, as Collateral Agent, and the other Lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued and unpaid interest hereunder shall be due and payable on the Maturity Date as set forth in the Loan Agreement. Any capitalized term not otherwise defined herein shall have the meaning attributed to such term in the Loan Agreement.

Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement and this Secured Promissory Note (this “Note”). The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

The Loan Agreement, among other things, (a) provides for the making of a secured Term Loan by Lender to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as set forth in Section 2.1.1(d) and Section 2.1.1(e) of the Loan Agreement.

This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due.

This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of California.

The ownership of an interest in this Note shall be registered on a record of ownership maintained by Lender or its agent. Notwithstanding anything else in this Note to the contrary, the right to the principal of, and stated interest on, this Note may be transferred only if the transfer is registered on such record of ownership and the transferee is identified as the owner of an interest in the obligation. Borrower shall be entitled to treat the registered holder of this Note (as recorded on such record of ownership) as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in this Note on the part of any other person or entity.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWER:

OMEROS CORPORATION

By

Name:

Title:

LOAN INTEREST RATE AND PAYMENTS OF PRINCIPAL

Date	Principal Amount	Interest Rate	Scheduled Payment Amount	Notation By

EXHIBIT D

DISBURSEMENT LETTER

The undersigned, being the duly elected and acting President of OMEROS CORPORATION, a Washington corporation (“Borrower”), does hereby certify to OXFORD FINANCE LLC (“Oxford”), as collateral agent (in such capacity, the “Collateral Agent”) and to each of the Lenders pursuant to the Loan Agreement defined below (the “Lenders”), including Oxford and MidCap Financial SBIC, LP in connection with that certain Loan and Security Agreement dated as of March     , 2014 by and among Borrower, Collateral Agent and the Lenders from time to time party thereto (the “Loan Agreement”; with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:

1.	The representations and warranties made by Borrower in Section 5 of the Loan Agreement and in the other Loan Documents are true, correct and complete in all material respects on the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, correct and complete in all material respects as of such date.

2.	No event or condition has occurred that would constitute an Event of Default under the Loan Agreement or any other Loan Document.

3.	Borrower is in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.

4.	All conditions referred to in Section 3 of the Loan Agreement to the making of the Credit Extension to be made on or about the date hereof have been satisfied.

5.	No Material Adverse Change has occurred.

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6.	The proceeds of the Term Loans shall be disbursed as follows:

[TO BE COMPLETED]

7.	The Term Loans shall amortize in accordance with the Amortization Table attached hereto.

8.	The net proceeds of the Term Loans shall be transferred to the Designated Deposit Account as follows:

Bank Name:
ABA Number:
Account Name:
Account Number:
Reference:
For Further Credit:

[Balance of Page Intentionally Left Blank]

Dated as of the date first set forth above.

COLLATERAL AGENT:		BORROWER:

OXFORD FINANCE LLC		OMEROS CORPORATION

By:		By:
Name:		Name:
Title:		Title:

LENDER:

MIDCAP FINANCIAL SBIC, LP,

By:	Midcap Financial SBIC GP, LLC

By:
Name:
Title:	Its Authorized Signatory

[Signature Page to Disbursement Letter]

AMORTIZATION TABLE

(TERM LOANS)

[see attached]

CORPORATE BORROWING CERTIFICATE

[form to be provided to, reviewed and approved by Collateral Agent and the Lenders]